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                                                  OMB Number           3235-0287
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                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[x] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
================================================================================
1. Name and Address of Reporting Person*

    Noranda Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   Suite 4100, BCE Place, 181 Bay Street
--------------------------------------------------------------------------------
                                    (Street)

   Toronto, Ontario M5J 2T3
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


   Battle Mountain Canada Ltd. - "BMC.TO"
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   1/01
================================================================================
5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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================================================================================
7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ X ]   Form filed by More than One Reporting Person

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Exchangeable Shares                   1/10/01        J(1)            65,241,526  D      (1)      -0-
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                Page 1 of 4 Pages

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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====================================================================================================================================

Explanation of Responses:

(1) Exchanged for shares of common stock of Newmont Mining Corporation ("Newmont"), at the rate of 0.105 shares of common stock of Newmont for each Exchangeable Share of Battle Mountain Canada Ltd. in connection with a merger of Battle Mountain Gold Company with a subsidiary of Newmont.


NORANDA INC.


By: /s/ Kevin N. Thompson                                       2/9/01
   ------------------------------------------            -----------------------
      Signature of Reporting Person                              Date
      Name: Kevin N. Thompson
      Title: Vice President, Secretary and General Counsel

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



                             Page 2 of 4 Pages

Name and Address of Designated Filer:      Noranda Inc.
                                           Suite 4400, BCE Place
                                           181 Bay Street
                                           Toronto, Ontario, M5J 2T3
Issuer Name and Ticker Symbol:             Battle Mountain Gold Company - BMG
Statement of Month/Year:                   1/01


                          Joint Filer Information
                          -----------------------

          This Form 4 is also filed on behalf of Brascan Corporation (formerly named EdperBrascan Corporation) and EdperPartners Limited, each of whom may be deemed to have beneficially owned indirectly the Exchangeable Shares of Battle Mountain Canada Ltd., owned by Noranda Inc. referred to in this Form 4.

Name:                                      Brascan Corporation

Address:                                   Suite 4400, BCE Place
                                           181 Bay Street
                                           Toronto, Ontario, M5J 2T3

Statement of Month/Year:                   1/01

                                           BRASCAN CORPORATION


Signature:                                 By: /s/ Craig Laurie
                                              ------------------------------
                                              Name:  Craig Laurie
                                              Title: Vice President, Finance



                             Page 3 of 4 Pages

Name and Address of Designated Filer:      Noranda Inc.
                                           Suite 4400, BCE Place
                                           181 Bay Street
                                           Toronto, Ontario, M5J 2T3
Issuer Name and Ticker Symbol:             Battle Mountain Gold Company - BMG
Statement of Month/Year:                   1/01


                          Joint Filer Information
                          -----------------------


Name:                                      EdperPartners Limited

Address:                                   Suite 4400, BCE Place
                                           181 Bay Street
                                           Toronto, Ontario, M5J 2T3

Statement of Month/Year:                   1/01

                                           EDPERPARTNERS LIMITED


Signature:                                 By: /s/ Brian D. Lawson
                                              ------------------------------
                                              Name: Brian D. Lawson
                                              Title: Secretary-Treasurer



                             Page 4 of 4 Pages